UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2024

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

Effective as of May 10, 2024, Red Cat Holdings, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with George Matus, the Company’s Chief Technology Officer. As described in the Company’s Current Report on Form 8-K filed on November 29, 2023, Mr. Matus has served and been compensated as the Company’s Chief Technology Officer under an existing employment agreement dated September 1, 2021 between Mr. Matus and Teal Drones, Inc. (“Teal”). Effective as of May 10, 2024, Mr. Matus’s service and compensation as Chief Technology Officer of the Company will be governed by the terms of the Agreement. A summary of the material terms and conditions of the Agreement is set forth below.

Employment Term.  The term of the Agreement shall continue until May 10, 2026, unless earlier terminated pursuant to the Agreement, and shall be automatically renewed for successive one year periods thereafter, unless either party elects not to renew the Agreement.

Salary, Bonus and Incentive Opportunities. Mr. Matus’s annual salary will be $230,000 and he will be eligible to receive an annual bonus of up to 50% of his annual salary upon the achievement of goals and objectives to be determined by the Compensation Committee of the Board of Directors of the Company, or upon a notification of a production award from a specified customer. Mr. Matus will be eligible to participate in the Company’s 2019 Equity Incentive Plan and will also have the opportunity to receive awards in such amounts and pursuant to such terms as determined by the Company’s board of directors or Compensation Committee.

Initial Equity Grants. In connection with his appointment, Mr. Matus will receive a one-time equity award issued under the Company’s 2019 Equity Incentive Plan, consisting of 600,000 time-based restricted stock units (the “Initial Award”). 150,000 shares of the Initial Award shall be vested upon grant and the balance of the Initial Award and all other share awards (other than the Performance Award (as defined below)) shall vest (subject to Mr. Matus’s continuous employment) quarterly in equal amounts on the 10th day following the close of each of the successive six fiscal quarters (for the avoidance of doubt, 75,000 Shares will vest each quarter as to the Initial Award). Mr. Matus shall also receive an award of 300,000 shares of common stock of the Company which shall vest upon written notice from a specified customer to Teal (and/or any of parents, subsidiaries, affiliates, and/or related companies) of a production award (the “Performance Award”).

Termination of Employment. If Mr. Matus’s employment is terminated by the Company for Cause (as defined in the Agreement), Mr. Matus will only be entitled to the Accrued Benefits (as defined in the Agreement) and all outstanding vested and unvested stock options and stock appreciation rights shall be then forfeited without consideration. If Mr. Matus’s employment is terminated by the Company without Cause or by Mr. Matus for Good Reason (as defined in the Agreement) the Company shall pay or provide to Mr. Matus the Accrued Benefits and Separation Benefits (each as defined in the Agreement) provided, that Mr. Matus executes a separation and release agreement prescribed by the Company and Mr. Matus complies with his other obligations under this Agreement, the separation agreement, and all other obligations owed to the Company.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto, and which is incorporated herein by reference.

Item. 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1*	Executive Employment Agreement, between George Matus and the Company, dated May 13, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

*	Certain confidential information contained in this document has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: May 20, 2024	By:	/s/ Jeffrey Thompson
Name: Jeffrey Thompson
Title: Chief Executive Officer